U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.
                                  FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1.  Name and Address of Reporting Person
    MCPEAK, SUNNE WRIGHT
    3476 Torlano Court
    Pleasanton, CA  94566
    USA

2.  Issuer Name and Ticker or Trading Symbol
    SIMPSON MANUFACTURING CO. INC. - (SSD)

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Statement for Month/Year
    FEBRUARY 2001

5.  If Amendment, Date of Original (Month/Year)

6.  Relationship of Reporting Person to Issuer (Check all applicable)
    (X) Director                    ( ) 10% Owner
    ( ) Officer (give title below)  ( ) Other (specify below)

7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person

__________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                |
__________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect      |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership    |
                           |      |      |                                  |  Beneficially     |(D)or |                          |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                          |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                          |
__________________________________________________________________________________________________________________________________|
                           |02/08 |    | |                  |   |           |                   |      |                          |
Common Stock               |/2001 | X  | |         1,000    | A |  $10.00   |                   |      |                          |
----------------------------------------------------------------------------------------------------------------------------------|
                           |02/08 |    | |                  |   |           |                   |      |                          |
Common Stock               |/2001 | X  | |         1,000    | D |  $52.70   |                   |      |                          |
----------------------------------------------------------------------------------------------------------------------------------|
                           |02/08 |    | |                  |   |           |                   |      |                          |
Common Stock               |/2001 | X  | |         1,000    | A |  $10.00   |                   |      |                          |
----------------------------------------------------------------------------------------------------------------------------------|
                           |02/08 |    | |                  |   |           |                   |      |                          |
Common Stock               |/2001 | X  | |         1,000    | D |  $52.80   |                   |      |                          |
----------------------------------------------------------------------------------------------------------------------------------|
                           |02/08 |    | |                  |   |           |                   |      |                          |
Common Stock               |/2001 | X  | |           250    | A |  $38.9375 |            250    |  D   |                          |
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                           |      |    | |                  |   |           |                   |      |                          |
                           |      |    | |                  |   |           |                   |      |                          |
----------------------------------------------------------------------------------------------------------------------------------|
__________________________________________________________________________________________________________________________________|

__________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                   |
__________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price |9.Number  |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri |of Deriva |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative  |tive      |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu    |Securities|(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity    |Benefi    |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |        |ficially  |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |        |Owned at  |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |        |End of    |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |        |Month     |(I)|            |
__________________________________________________________________________________________________________________________________|
| Options to Purchase |        |02/08|    | |           |   |     |02/15|            |       |        |          |   |            |
| Common Stock        |$10.00  |/2001|  X | |    1,000  | D |Immed|/2002|Common Stock| 1,000 |        |          |   |            |
----------------------------------------------------------------------------------------------------------------------------------|
| Options to Purchase |        |02/08|    | |           |   |     |02/15|            |       |        |          |   |            |
| Common Stock        |$10.00  |/2001|  X | |    1,000  | D |Immed|/2002|Common Stock| 1,000 |        |          |   |            |
----------------------------------------------------------------------------------------------------------------------------------|
| Options to Purchase |        |02/20|    | |           |   |     |02/13|            |       |        |          |   |            |
| Common Stock        |$38.9375|/2001|  X | |      250  | D |Immed|/2007|Common Stock|   250 |        |      250 | D |            |
----------------------------------------------------------------------------------------------------------------------------------|
| Options to Purchase |        |     |    | |           |   |     |     |            |       |        |          |   |            |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |      500 | D |            |
----------------------------------------------------------------------------------------------------------------------------------|
| Options to Purchase |        |     |    | |           |   |     |     |            |       |        |          |   |            |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |      500 | D |            |
----------------------------------------------------------------------------------------------------------------------------------|
| Options to Purchase |        |     |    | |           |   |     |     |            |       |        |          |   |            |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |      500 | D |            |
----------------------------------------------------------------------------------------------------------------------------------|
|                     |        |     |    | |           |   |     |     |            |       |        |          |   |            |
|                     |        |     |    | |           |   |     |     |            |       |        |          |   |            |
----------------------------------------------------------------------------------------------------------------------------------|
__________________________________________________________________________________________________________________________________|

Explanation of Responses:



SIGNATURE OF REPORTING PERSON

BY:  Sunne Wright McPeak


/s/SUNNE WRIGHT McPEAK
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DATE

March 1, 2001
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